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EXHIBIT 21

SUBSIDIARIES OF DUPONT PHOTOMASKS, INC.

Name	Organized Under Laws of	Ownership
DuPont Dai Nippon Engineering	Delaware	50.0%
DuPont Photomasks Company Limited, Shanghai	Peoples Republic of China	71.5%
DuPont Photomasks Delaware, Inc.	Delaware	100.0%
DuPont Photomasks Foreign Sales Corporation	Barbados	100.0%
DuPont Photomasks (France) S.A.S.	France	100.0%
DuPont Photomasks GmbH	Germany	100.0%
DuPont Photomasks Korea Limited	Republic of Korea	100.0%
DPI Reticle Technology Center, LLC	Delaware	25.0%
DuPont Photomasks Japan Company, Limited	Japan	100.0%
DuPont Photomasks Singapore Pte Limited	Singapore	100.0%
DuPont Photomasks Taiwan, Limited	Republic of China	47.4%
Taiwan DuPont Photomasks Investment Co., Ltd.	Republic of China	100.0%
Orion Operating Corp.	Delaware	100.0%
DPI Holdings, Inc.	Delaware	100.0%
Bindkey Technologies, Inc.	Delaware	100.0%
Bindkey Technologies Germany GmbH	Germany	100.0%
DuPont Photomasks Germany GmbH	Germany	100.0%
Advanced Mask Technology Center GmbH & Co. KG	Germany	33.3%
Maskhouse Building Administration GmbH & Co. KG	Germany	33.3%
DuPont Photomasks Suzhou Ltd.	Peoples Republic of China	100.0%

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  EXHIBIT 21
SUBSIDIARIES OF DUPONT PHOTOMASKS, INC.